Exhibit 99.1

STAAR Surgical Appoints Warren Foust and Deborah Andrews Interim Co-CEOs

Search Committee Has Initiated a Global Search to Select Next CEO

Lake Forest, CA, February 2, 2026 --- STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today announced that its Board of Directors (the “Board”) has appointed Warren Foust, President and Chief Operating Officer, and Deborah Andrews, Chief Financial Officer, as interim co-Chief Executive Officers, effective February 1, 2026. Mr. Foust and Ms. Andrews will work together with the other members of the executive leadership team, with support and guidance from the Board, as they lead the Company and manage its day-to-day operations.

“Warren and Deborah are respected and qualified leaders with deep knowledge of STAAR and our industry. The entire Board is confident in their ability to ensure business continuity and lead our Company during this period of transition,” said Neal C. Bradsher, Chairman of the Board. “The Board is committed to working diligently to identify and appoint a new CEO.”

As previously disclosed, the Board has established a Search Committee, composed of directors Lilian Y. Zhou (Chair), Mr. Bradsher, Wei Jiang, Louis E. Silverman, and Christopher M. Wang. The Search Committee has initiated a global search for STAAR’s new CEO, including both internal and external candidates. The Committee is engaging with executive search firms and evaluating interest from qualified candidates.

About Warren Foust

Mr. Foust joined STAAR in April 2023 as Chief Operating Officer and was appointed President and Chief Operating Officer in March 2025. In this role, Mr. Foust oversaw global sales, marketing, manufacturing, and operations. Previously, he held senior leadership roles at Johnson & Johnson, including Worldwide President of Surgical Vision and Worldwide President of Mentor, along with earlier roles at Roche, Aventis, and DePuy Synthes.

Mr. Foust serves on a variety of boards and advisory councils including the Ophthalmology Foundation, Gavin Herbert Eye Institute, Octane, ASCRS Industry Relations, AECOS North America, and the Board of Visitors for the University of Alabama. He holds an M.A. in Marketing and a B.A. in Public Relations from the University of Alabama.

About Deborah Andrews

Ms. Andrews rejoined STAAR in March 2025 as Interim Chief Financial Officer and was appointed Chief Financial Officer in June 2025. In this role, Ms. Andrews oversaw STAAR’s finance, accounting, and internal audit functions, as well as information technology and investor relations. Since April 2014, Ms. Andrews has served on the Board of Directors of Lineage Cell Therapeutics, a clinical-stage biotechnology company focused in the field of regenerative medicine. She currently serves as its Audit Committee Chair and has previously served as its Compensation Committee Chair. Ms. Andrews served in various accounting and finance leadership roles at STAAR from 1995 until her retirement in 2020, including twice as Chief Financial Officer from September 2017 until June 2020, and from 2005-2013. Ms. Andrews spent three years from 1991 to 1994 as a Senior Accountant for KPMG. Ms. Andrews holds a B.S. in Accounting from California State University at San Bernardino.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

Investor/Media Contact:

Connie Johnson

cjohnson@staar.com

(626) 303-7902 (ext. 2207)

Asia Investor/Media Contact:

Niko Liu, CFA

nliu@staar.com

United States: (626) 303-7902 (ext. 3023)

Hong Kong: +852 6092-5076